Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116834, 333-100309, 333-72466, 333-64054, 333-38346, 333-66347, 333-20539) of Wild Oats Markets, Inc. of our reports dated February 28, 2006, with respect to the consolidated financial statements of Wild Oats Markets, Inc., Wild Oats Markets, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wild Oats Markets, Inc., as of December 31, 2005 and January 1, 2005 and for the two years in the period ended December 31, 2005 included in this Annual Report (Form 10-K).

/s/ Ernst & Young LLP

Denver, Colorado

February 28, 2006